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                                                                    EXHIBIT 3.10

                                    BY-LAWS

                                       OF

                   BISHOP MANUFACTURING OF NEW ENGLAND, INC.

                 Adopted by the Incorporators, November 1, 1988



                                   ARTICLE I

                        MANAGEMENT BY BOARD OF DIRECTORS

       The Stock, property and affairs of this Corporation shall be under the care and management of the Board of Directors, who shall be chosen annually at the Annual Meeting of the Stockholders. Members of the Board need not be Stockholders of the Corporation. If any corporation shall own Stock in this Corporation it may, by action of its Board of Directors, specify certain of its Directors and/or Executive Officers to be elected as Directors of this Corporation.

       The Board of Directors shall consist of not less than two (2), nor more than eleven (11) persons. Provided, however, that in the event that there are less than two (2) Shareholders the Board of Directors shall be composed of the same number of Directors as there are Shareholders. A quorum shall consist of a majority of the members of the Board of Directors. The Stockholders at a special or regular Meeting of the Stockholders, shall have the right to fill any vacancy by a fifty-one (51%) percent vote of all Stockholders. The Board of Directors shall have the right to appoint additional Board members between Shareholder Meetings subject to subsequent ratification by the Shareholders.
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                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

       Section 1. All Meetings of the Stockholders for the election of Directors shall be held at such time and place as may be fixed from time to time by the Board of Directors and stated in the Notice of the Meeting. Meetings of Stockholders for any other purpose may be held at such time and place, within or without the State of Connecticut, as shall be stated in the Notice of the Meeting or in a duly executed Waiver of Notice thereof.

       Section 2. Annual Meetings of the Stockholders, commencing with the calendar year ending December 31, 1989 shall be held on the second (2nd) Thursday of April in each year if not a legal holiday, and if a legal holiday, then on the next secular day following, at 1:00 P.M., or at such other date and time as shall be designated from time to time by the Board of Directors and stated in the Notice of the Meeting, at which they shall elect by plurality vote a Board of Directors, and transact such other business as may properly be brought before the Meeting.

       Section 3. Written Notice of the annual Meeting stating the place, date and hour of the Meeting shall be given to each Stockholder entitled to vote at such Meeting not less than five (5) nor more than thirty (30) days before the date of the Meeting.

       Section 4. The Officer who has charge of the Stock ledger of the Corporation shall prepare and make, at least ten (10) days before every Meeting of Stockholders, a complete list of the




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Stockholders entitled to vote at the Meeting arranged in alphabetical order, and showing the address of each Stockholder and the number of shares registered in the name of each Stockholder. Such list shall be open to the examination of any Stockholder, for any purpose germane to the Meeting, during ordinary business hours, for a period of at least (10) days prior to the Meeting, either at a place within the city where the Meeting is to be held. The list shall also be produced and kept at the time and place of the Meeting during the whole time thereof, and may be inspected by any Stockholder who is present.

       Section 5. Special Meetings of the Stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the President and shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of Stockholders owning a majority in the amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed Meeting.

       Section 6. Written notice of a Special Meeting stating the place, date and hour of the Meeting and the purpose or purposes for which the Meeting is called, shall be given not less than five (5) nor more than fifty (50) days before the date of the Meeting, to each Stockholder entitled to vote at such Meeting.





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       Section 7.    Business transacted at any Special Meeting of Stockholders shall be limited to the purposes stated in the Notice.

       Section 8. The holders of fifty-one (51%) percent of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all Meetings of the Stockholders for the transaction of business except as otherwise provided by the statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any Meeting of the Stockholders, the Stockholders entitled to vote, present in person or represented by proxy, shall have power to adjourn the Meeting from time to time, without notice other than announcement at the Meeting, until a quorum shall be presented or represented. At such adjourned Meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the Meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned Meeting, a Notice of the adjourned Meeting shall be given to each Stockholder of record entitled to vote at the Meeting.

       Section 9. When a quorum is present at the Meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such Meeting, unless the question is one (1) upon which by express provision of the statutes or of the Certificate of





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Incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.

       Section 10. Unless otherwise provided in the Certificate of Incorporation, each Stockholder shall at every Meeting of the Stockholders be entitled to one (1) vote in person or by proxy for each share of the capital stock having voting power held by such Stockholder, but no proxy shall be voted on after three (3) years from its date, unless the proxy provides for a longer
period.       At all elections of the Directors of the Corporation, each
Stockholder having voting power shall be entitled to exercise the right of cumulative voting as provided in the Certificate of Incorporation.

       Section 11. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at any Annual or Special Meeting of Stockholders of the Corporation, or any action which may be taken at any annual or Special Meeting of such Stockholders, may be taken without a Meeting, without prior Notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a Meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a Meeting by





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less than unanimous written consent shall be given to those Stockholders who have not consented in writing.

                                  ARTICLE III

                                    OFFICERS

       The Officers of the Corporation shall be elected by the Board of Directors, to hold office during the pleasure of the Board and shall consist of a Chairman of the Board, President, Vice-President, Secretary, Treasurer, and such other Officers as the Directors shall from time to time appoint. The offices of President and Treasurer, or of Secretary and Treasurer or of Vice-President and Assistant Treasurer, may be held by the same person.

                                   ARTICLE IV

                                    OFFICES

       Section 1. The registered office of the Corporation shall be in the City of Bridgeport, County of Fairfield and State of Connecticut.

       Section 2. The Corporation may also have offices at such other place as both within and without the State of Connecticut as the Board of Directors may from time to time determine, or the business if the Corporation may require.

                                   ARTICLE V

                             DUTIES OF THE OFFICERS

       The duties of the respective Officers of the Corporation shall be such as are ordinarily performed by similar officers of similar corporations, together with such other duties as shall be specially





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imposed by the Board of Directors of the Corporation subject to the provisions of these By-Laws.  Generally, the duties shall be as follows:

                             Chairman of the Board

       If there is a Chairman of the Board, the Chairman of the Board shall preside at all Meetings of the Shareholders and Directors.

                                   President

       In the absence of a Chairman of the Board, the President shall preside at all Meetings of the Board of Directors and Shareholders.

       He shall present at each annual Meeting of the Stockholders and Directors a report of the condition of the business of the Company.

       He shall cause to be called Regular and Special Meetings of the Stockholders and Directors in accordance with these By-Laws.

       He shall appoint and remove, employ and discharge and fix the compensation of all servants, agents, employees and clerks of the Corporation subject to the approval of the Board of Directors.

       The salaries and compensations in terms of employment of the duly appointed Officers of the Corporation shall be approved and established by the Board of Directors.

       He shall assign and make all contracts and agreements in the name of the Corporation.

       He shall see that the books, reports, statements and Certificates required by statutes are properly kept, made and filed according to law.





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       He shall assign all certificates of stock, notes, drafts and/or bills of exchange, warrants or other orders for the payment of money duly drawn by the Treasurer.

       He shall enforce these By-Laws and perform all duties incident to the position and office which are required by law.

                                 Vice-President

       During the absence and inability of the President to render and perform his duties or exercise his powers, set forth in these By-Laws or in the acts under which this Corporation is organized, the same shall be performed and exercised by the Vice-President, (or in the event there is more than one Vice-President, the Vice-Presidents in the order designated by the Directors or in the absence of any designations, then in the order of their election), and when so acting, he shall have all the powers and be subject to all the responsibilities hereby given to or imposed upon such President.

                                   Secretary

       The Secretary shall keep the Minutes of the Meetings of the Board of Directors and of the Stockholders in appropriate books.

       He shall give and serve all notices of the Corporation.

       He shall be custodian of the records and of the seal, and affix the latter when required.

       He shall keep the stock and transfer books in the manner prescribed by law, so as to show at all times the amount of capital stock, the manner and the time the same was paid in, the names of





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the owners thereof, alphabetically arranged, their respective places of residence, their post-office address, the number of shares owned by each, the time at which each person became such owner, and the amount paid thereon, and keep such stock and transfer books open daily during business hours at the office of the Corporation, subject to the inspection of any Stockholder of the Corporation, and permit such Stockholder to make extracts from said books to the extent and as prescribed by law.

       Committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Such committee shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors.

       Section 9. Each committee shall keep regular Minutes of its Meetings and report the same to the Board of Directors.

                                   ARTICLE IX

                                  CERTIFICATES

       Subject to the provisions of the Statute Laws of the State of Connecticut, transfers of shares shall be made only upon the books of the Corporation, by the holder in person or by Attorney duly authorized by writing attested by at least one (1) witness, and filed with the Secretary of the Corporation, and shall be made only on the surrender of the Certificate or Certificates of such stock then outstanding provided, however, that the Board of Directors may authorize the issue of new Certificates in place of Certificates alleged to be lost or destroyed, upon being furnished with





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satisfactory indemnification and satisfactory evidence of the probability of such loss or destruction. Should any of the Certificates of the Corporation be subject to special restrictions as a result of any agreements between Shareholders and the Corporation, said restrictions shall be noted on the Certificates themselves.

                                   ARTICLE X

                                  FISCAL YEAR

       The fiscal year of the Corporation shall begin on the 1st day of January and end on the 31st day of December of each year.

                                   ARTICLE XI

                             AMENDMENTS TO BY-LAWS

       These By-Laws may be amended, altered or repealed at any legal Meeting of the Stockholders, regular or special, only by a fifty-one (51%) percent vote of all of the outstanding stock held by all of the Stockholders of the Corporation.

                                  ARTICLE XII

                                   DIVIDENDS

       WHEN DECLARED, the Board of Directors shall by vote declare dividends from the surplus profits of the Corporation whenever, in their opinion, the condition of the Corporation's affairs will render it expedient for such dividends to be declared.





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                                  ARTICLE XIII

                                    NOTICES

       Whenever under the provisions of the statutes or of the Certificate of Incorporation or of these By-Laws notice is required to be given to any Director or Stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing by mail addressed to such Director or Stockholder at his address as it appears on the records of the Corporation with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to Directors may also be given by telegram. Whenever any notice is required to be given under the provisions of the statutes or the Certificates of Incorporation or of these By-Laws, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

                                  ARTICLE XIV

                                     STOCK

       Each Stockholder of the Company, whose stock has been paid for in full whether in money, property or otherwise, shall be entitled to a Certificate or Certificates showing the number of shares of stock outstanding on the books of the Company in his name. The Certificates of stock shall be issued under the seal of the Corporation, and in such form as the Board of Directors may direct or approve. Each Certificate shall be signed jointly by the





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President or Treasurer and Secretary of the Company, and in the event of the inability of any of these Officers to act, the Board of Directors may designate another person to act for the officer unable to act.

                                   ARTICLE XV

                             LOST STOCK CERTIFICATE

       The Board of Directors may direct a new Certificate or Certificates to be issued in the place of any Certificate or Certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the Certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new Certificate or Certificates, the Board of Directors may, at its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate or Certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against claims that may be made against the Corporation with respect to the Certificate alleged to be lost, stolen or destroyed.

                                  ARTICLE XVI

                             RESOLUTIONS BY CONSENT

       When all members of the Board of Directors shall consent in writing to the passage of a resolution, such written consent shall





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have the same force and effect as if the resolutions had been passed by the
Board of Directors in Meeting assembled.

                                  ARTICLE XVII

                                   SIGNATURE

       The President or Treasurer or the Secretary of the Corporation shall sign all checks, drafts, notes, orders for payment of money, deeds, leases, mortgages, agreements, and other obligations and instruments which the Board of Directors may order to be executed, or which may be necessary or proper in carrying on the business of the Corporation.

                                 ARTICLE XVIII

                            PRE-EMPTIVE STOCK RIGHTS

       Except as otherwise provided in the general Corporation Laws of the State of Connecticut, there shall be no pre-emptive rights to acquire stock to be newly issued in the Corporation by existing Shareholders.

                                  ARTICLE XIX

                                 CORPORATE SEAL

               The Corporate Seal shall be in the following form:

       The Seal shall be in the custody of the Secretary, who shall affix it to all Certificates of Stock and to other instruments requiring the Seal of the Company.





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                                   ARTICLE XX

                               GENERAL PROVISIONS

       DIVIDENDS

       Section 1. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or Special Meeting, pursuant to Law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

       Section 2. Before payment of any dividend, there may be set aside out of any funds of the Corporation available from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Directors shall think conducive to the interest of the Corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

       ANNUAL STATEMENT

       Section 3. The Board of Directors shall present at each Annual Meeting, and at any Special Meeting of the Stockholders when called for by the vote of the Stockholders, a full and clear statement of the business and condition of the Corporation.





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       INDEMNIFICATION

       Section 4. The Corporation shall indemnify its Officer, Directors, Employees and Agents to the extent permitted by the General Statutes of Connecticut.

       Discussion then took place concerning the establishment of a place of business of the corporation in Massachusetts. It was pointed out that negotiations were under way with Nancor Realty Trust to lease certain premises with an option to buy the building located at 184 Stone Street, Clinton, Massachusetts containing approximately 40,000 square foot of space for a term of five years and three months commencing in January 1, 1989 to establish a manufacturing facility to serve the upper New England market at an initial lease rate of $100,000 per year.

       On motion duly made, seconded and carried, the President of the corporation was authorized to enter into such a lease arrangement upon terms and conditions as he deemed appropriate for the corporation to establish a manufacturing business for the corporation in Clinton, Massachusetts and to take such other steps as may be necessary or appropriate to set up a manufacturing facility.

       Discussion then took place concerning the 800 shares of stock that are going to be issued to Bishop Manufacturing Company which will be the Connecticut parent of Bishop Manufacturing of New England, Inc. The President explained that Bishop Manufacturing Company was going to advance $50,000 in cash to Bishop





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Manufacturing of New England, Inc. of which $20,000 will be credited to a capital stock account and $30,000 will be credited as a loan. In addition, Bishop Manufacturing Company was going to transfer substantial machinery and equipment as well as technical know how, training and set up information to the new corporation as further consideration for said stock and the capital stock cannot be set up on the books of the corporation or the corporate account in such forms as a corporate accountant deem appropriate setting forth an inscribed value of the capital account $200,000 of which $20,000 will be attributed to the cash being paid and $180,000 will be attributed as paid in capital for the value of the equipment, technology and know how being transferred. Said technology and equipment being transferred solely in exchange for capital stock in this corporation however being issued to Bishop Manufacturing Co., Inc.

       The Officers of the corporation were authorized to proceed with the formation of the corporation and the setting up of the corporation for business as soon as possible.

       There being no further business before the meeting, on motion, meeting adjourned.


                                           ATTEST:


                                           /s/ Leslie R. Goldbloom
                                           -------------------------------------
                                           Leslie R. Goldbloom
                                           Secretary of the Meeting





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